Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements of Portman Ridge Finance Corporation (the “Company”) on Form N-2 (File Nos. 333-260072 and 333-261314) of our report dated March 11, 2021, with respect to the consolidated financial statements and consolidated financial highlights of the Company.

/s/ KPMG LLP

New York, New York
March 10, 2022